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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
LONGS DRUG STORES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of Longs Drug Stores Corporation will be held at the Regional Center for the Arts, in the Margaret Lesher Theater, 1601 Civic Drive, Walnut Creek, California, on Tuesday, May 15, 2001, at 11:00 a.m., for purposes of:

  •
  electing four directors;

  •
  ratifying our board of directors' appointment of Deloitte & Touche LLP, as our independent auditors for the fiscal year ended January 31, 2002; and

  •
  transacting such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on Friday, April 6, 2001, will be entitled to vote at the meeting and any adjournment or postponement of the meeting.

    If you are unable to be present, you can now vote your shares by either telephone or the Internet or by signing the enclosed proxy and returning it in the enclosed postage paid envelope.

Walnut Creek, California	By Order of the Board of Directors,
April 13, 2001
/s/ ORLO D. JONES
ORLO D. JONES
Secretary

EXECUTIVE OFFICES
141 NORTH CIVIC DRIVE
WALNUT CREEK, CALIFORNIA 94596

PROXY STATEMENT

    We are submitting the following information concerning the enclosed proxy and the matters to be acted upon at our annual meeting of stockholders to be held on May 15, 2001, or any adjournment or postponement of the meeting, pursuant to the notice of the meeting. Longs Drug Stores Corporation operates primarily through Longs Drug Stores California, Inc., its subsidiary. References to "we," "us," or "our" in this proxy statement include, as appropriate, Longs Drug Stores Corporation and its subsidiary.

    The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is April 13, 2001.

INFORMATION CONCERNING PROXY

    The proxy is solicited on behalf of our board of directors. You may revoke your proxy at any time before its exercise by filing with our corporate secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and electing to vote in person.

    We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, banks, institutions, and other stockholders for an anticipated fee of approximately $7,500, plus reasonable out-of-pocket costs and expenses. Our directors, officers, and regular employees may solicit proxies by mail, telephone, telegraph, or personal interview without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The entire cost of solicitation of proxies will be borne by us.

    As of April 6, 2001, we had 37,381,256 shares of common stock outstanding. Only stockholders of record at the close of business on April 6, 2001, will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. Each share is entitled to one vote on matters to be acted upon at the annual meeting.

    The inspector of elections will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In general, Maryland law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes, and broker non-votes will not effect the election of directors. Ratification of the appointment of our independent auditors requires the favorable vote of a majority of the votes present and entitled to vote on the proposal. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the annual meeting.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

    The following table presents the number of shares of our common stock owned beneficially as of April 6, 2001, by each director and director nominee, each of the individuals who served as our chief executive officer and the other four most highly compensated executive officers for fiscal year ended January 25, 2001, our directors and executive officers as a group, and all other persons known by us to beneficially own more than 5% of our common stock.

	Shares Beneficially Owned(1)
Name	Common Stock		% of Class
Robert M. Long	1,326,952	(2)	3.55%
Vera M. Long Trust	874,390		2.34%
Thomas J. Long Foundation	781,338	(3)	2.09%
J.M. Long Foundation	946,368	(4)	2.53%
Ariel Capital Management, Inc.	4,289,450	(5)	11.47%
Snyder Capital Management LP	2,380,900	(6)	6.37%
Wellington Management Company, LLP	2,017,500	(7)	5.40%
William M. Brandon	34,933		*
Richard M. Brooks	5,000		*
William L. Chenevich	5,000		*
William G. Combs	11,702		*
Orlo D. Jones	21,025		*
Brian E. Kilcourse	12,604		*
Steven F. McCann	200		*
Mary S. Metz	1,160		*
Ronald A. Plomgren	312,485	(8)	*
Stephen D. Roath	76,065		*
Gerald H. Saito	15,776		*
Harold R. Somerset	1,000		*
Donald L. Sorby	1,200		*
Thomas R. Sweeney	19,988		*
Frederick E. Trotter	1,500		*
Anthony G. Wagner	500		*
All directors and executive officers as a group (24 persons)	1,709,947	(9)	4.57%
Employee Profit Sharing Plan	7,375,761	(10)	19.73%

*	Less than 1%
(1)	Except as otherwise noted, the address for all beneficial owners of more than five percent of our stock is P.O. Box 5222, Walnut Creek, California 94596. Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission.
(2)	Includes 186,633 shares held in fiduciary capacity for family members for which R.M. Long has sole voting and investment power and 80,642 shares held in fiduciary capacity for family members for which R.M. Long has shared voting and investment power with E. Long. Excludes 946,368 shares held by the J.M. Long Foundation for which R.M. Long shares voting and investment power. Excludes 15,845 shares held by family members. R.M. Long disclaims beneficial ownership of all shares referenced above. Also includes 236,056 shares held in a fiduciary capacity for which R.M. Long has shared voting and investment power.

(3)	T.R. Sweeney and W.G. Combs, with others, serve as co-trustees of the Thomas J. Long Foundation, and therefore share investment and voting power over these 781,338 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership of these shares.
(4)	Three of the five co-trustees of the J.M. Long Foundation include R.M. Long, W.G. Combs, and O.D. Jones, and therefore share, with all co-trustees, investment and voting power over these 946,368 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership of these shares.
(5)	Ariel Capital Management, Inc., in the capacity of investment advisor, has sole voting and investment power for 4,289,450 shares on behalf of 110 clients of whom none individually owns 5% or more of our common stock. Ariel Capital Management, Inc. disclaims beneficial ownership in any of these shares. The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Suite 500, Chicago, Illinois 60601.
(6)	Snyder Capital Management LP, in the capacity of investment advisor, has shared voting and investment power for 2,380,900 shares. Snyder Capital Management LP shares beneficial ownership of these shares. The address of Snyder Capital Management LP is 350 California Street, Suite 1460, San Francisco, California 94104-1436.
(7)	Wellington Management Company, LLP, in the capacity of investment advisor, has shared voting and investment power for 2,017,500 shares. Wellington Capital Management, LLP shares beneficial ownership of these shares. The address of Wellington Capital Management, LLP is 75 State Street, Boston, Massachusetts 02109-1809.
(8)	Includes 236,056 shares held in a fiduciary capacity, as to which R.A. Plomgren has shared voting and investment power.
(9)	Excludes 781,338 shares held by the Thomas J. Long Foundation and 946,368 shares held by the J.M. Long Foundation because the trustees of each entity disclaims beneficial ownership of these shares.
(10)	Merrill Lynch Trust Company of California is trustee of the Employee Profit Sharing Plan. Shares allocated to a plan member's account are voted by the plan member. Shares which are not allocated to a plan member's account, and shares which are allocated to a plan member's account but for which the trustee does not receive timely voting instructions, are voted by the trustee in the same proportion as those shares for which the trustee properly receives directions. On April 6, 2001, there were 6,693 unallocated shares in the plan.
Participants in the Employee Profit Sharing Plan have the right to direct the trustee as to the voting of the shares of our common stock that have been allocated to their respective stock accounts, and as such have voting power with respect thereto. The beneficial ownership of each individual included in this table who is a participant in the plan includes the shares held in that person's stock account under the plan. The aggregate number of shares so included for all such individuals is 73,485 and the maximum so included for any individual is 20,865.
Beneficial ownership also includes the shares of restricted stock held by executive officers in respect of which shares the executive officers have voting power. See note 1 to the Summary Compensation Table on page 9 for shares of restricted stock held by the listed executive officers. The persons named in this table have sole voting and investment power with respect to the shares indicated, except as otherwise noted and subject to community property laws, where applicable.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

    Our board of directors consists of thirteen members, divided into three classes. Four directors, as set forth below, are to be elected at the annual meeting. The remaining nine directors will continue to serve as set forth below. The proxy holders will vote the proxies received by them for the following four nominees for the terms set forth below and until their successors are duly elected and qualified, unless authorization to vote for election of directors has been withheld. The four nominees receiving the greatest number of votes will be elected as our directors. We are unaware of any nominee who would be unavailable to serve if elected. In the event that any nominee is unable to serve, the proxy holders will vote the proxies for another person designated by our board of directors.

    The following sets forth information as to each nominee for election at this meeting and each director continuing in office, including their ages, present principal occupations and those held during the last five years, directorships in other publicly-held corporations, membership in committees of our board of directors, and the year in which each first became one of our directors. All occupations listed refer to us unless otherwise stated.

Nominees for Election at this Meeting
(Terms to Expire 2004)

    R.M. Long, age 62, has been our Chairman of the Board since 1991. He was our Chairman of the Board and Chief Executive Officer from 1991 to 2000. He has been one of our directors since 1968.

    R.A. Plomgren, age 67, retired as our Senior Vice President–Development and Chief Financial Officer in 2000. He was our Senior Vice President–Development and Chief Financial Officer from 1995 to 2000. Mr. Plomgren is a member of the Finance and Strategic Planning Committee. He has been one of our directors since 1972.

    H.R. Somerset, age 65, has been a business consultant since 1994. Mr. Somerset is a director of Brown and Caldwell. Mr. Somerset chairs the Compensation Committee and is a member of the Audit and Compliance Committee, the Nominating Committee, and the Finance and Strategic Planning Committee. He has been one of our directors since 1992.

    F.E. Trotter, age 70, has been President of F.E. Trotter, Inc., an agricultural consulting company, since 1983. Mr. Trotter is a director of Pacific Century Financial Corporation, Bank of Hawaii, and Maui Land and Pineapple Co. Mr. Trotter is a member of the Audit and Compliance Committee, the Compensation Committee, and the Finance and Strategic Planning Committee. He has been one of our directors since 1989.

    Our board of directors recommends a vote for all of the nominees listed above.

Directors whose present terms expire 2002

    R.M. Brooks, age 72, has been a financial consultant since 1991. Mr. Brooks is a director of BEI Technologies, Inc., and Granite Construction, Inc. Mr. Brooks chairs the Finance and Strategic Planning Committee and is a member of the Compensation Committee, the Audit and Compliance Committee, and the Nominating Committee. He has been one of our directors since 1988.

    W.L. Chenevich, age 57, has been Vice Chairman of U.S. Bancorp, a financial holding company, since 1999; formerly Firstar, which recently acquired U.S. Bancorp and adopted its name. He was Group Executive Vice President of Visa International from 1994 to 1999. Mr. Chenevich is a director of VeriSign, Inc. Mr. Chenevich is a member of the Audit and Compliance Committee, the Compensation Committee, and the Finance and Strategic Planning Committee. He has been one of our directors since 1999.

    W.G. Combs, age 70, retired as our Vice President–Administration and director in 1995. Mr. Combs is a member of the Compensation Committee. He has been one of our directors since 1980.

    D.L. Sorby, Ph.D., age 67, has been a pharmaceutical consultant since 1995. Dr. Sorby chairs the Nominating Committee and is a member of the Audit and Compliance Committee and the Compensation Committee. He has been one of our directors since 1995.

Directors whose present terms expire 2003

    M.S. Metz, Ph.D., age 63, has been President of S.H. Cowell Foundation, a California non-profit public benefit corporation, since 1999. She was Dean of U.C. Berkeley Extension from 1991 to 1998. Dr. Metz is a director of Pacific Gas & Electric Corporation, UnionBanCal, SBC Communications, Inc., and Sodexho Marriott Services. Dr. Metz chairs the Audit and Compliance Committee and is a member of the Nominating Committee and the Finance and Strategic Planning Committee. She has been one of our directors since 1991.

    S.D. Roath, age 60, has been our President and Chief Executive Officer since 2000. He was our President from 1991 to 2000. He has been one of our directors since 1979.

    G.H. Saito, age 56, has been our Senior Vice President–Hawaii District Manager since 1995. He has been one of our directors since 1995.

    T.R. Sweeney, age 62, retired as our Vice President and District Manager in 1994. Mr. Sweeney is a member of the Finance and Strategic Planning Committee. He has been one of our directors since 1978.

    A.G. Wagner, age 58, has been Executive Administrator of Community Health Network of San Francisco since 1998. He was Executive Administrator of Laguna Honda Hospital from 1988 to 1998. Mr. Wagner is a member of the Audit and Compliance Committee, the Nominating Committee, and the Compensation Committee. He has been one of our directors since 1999.

Meetings of the Board of Directors

    During fiscal year ended January 25, 2001, our board of directors met nine times. During fiscal 2001, each director attended more than 75% of all meetings of the board and the committees upon which he or she served.

Committees of the Board of Directors

    The Audit and Compliance Committee is composed entirely of non-employee directors. The current committee members are M.S. Metz, who is the Chairperson, R.M. Brooks, W.L. Chenevich, H.R. Somerset, D.L. Sorby, F.E. Trotter, and A.G. Wagner. The Audit and Compliance Committee's primary functions are to monitor our accounting, financial reporting, and control procedures, and to recommend our independent certified public accountants. The committee met five times during fiscal year ended January 25, 2001.

    The Compensation Committee establishes compensation for our senior executive officers and administers our long-term incentive plan. The current committee members are H.R. Somerset, who is the Chairperson, R.M. Brooks, W.L. Chenevich, W.G. Combs, D.L. Sorby, F.E. Trotter, and A.G. Wagner. The committee met four times during fiscal year ended January 25, 2001.

    The Nominating Committee recommends to our board candidates for directors. The committee will consider qualified candidates, including those submitted by stockholders. Stockholder recommendations may be submitted to our corporate secretary in accordance with our bylaws. The current committee members are D.L. Sorby, who is the Chairperson, R.M. Brooks, M.S. Metz, H.R. Somerset, and A.G. Wagner. The committee met one time during fiscal year ended January 25, 2001.

    The Finance and Strategic Planning Committee, which incorporates the former Stock Investment Committee, is responsible for reviewing and approving the annual operating plan, the capital expenditure budget, and the long-range strategic plan. The committee reviews and makes recommendations to our board on all major financial transactions. The committee approves the recommended purchase and sale of our common stock by us or by the Employee Profit Sharing Plan. The current committee members are R.M. Brooks, who is the Chairperson, W.L. Chenevich, M.S. Metz, R.A. Plomgren, H.R. Somerset, T.R. Sweeney, and F.E. Trotter. The committee was formed in December 2000, and met once. The Stock Investment Committee met four times during fiscal year ended January 25, 2001.

AUDIT AND COMPLIANCE COMMITTEE REPORT

    The Audit and Compliance Committee of the board of directors is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The committee also recommends to the board of directors, subject to stockholder ratification, the selection of our independent auditors. The committee is composed of seven non-employee directors and operates under a written charter adopted and approved by the board of directors. Each committee member is independent as defined by New York Stock Exchange listing standards. A copy of the Audit and Compliance Committee Charter is included in this proxy statement.

    Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent auditors are responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and we are not experts in the fields of accounting or auditing, including, with respect to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

    In this context, the committee held five meetings during fiscal 2001. The committee designed the meetings to, among other things, facilitate and encourage communication among the committee, management, internal auditors, and our independent auditors, Deloitte & Touche LLP. The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls. The committee has reviewed and discussed the audited consolidated financial statements for fiscal year ended January 25, 2001, with management, internal auditors, and our independent auditors.

    The committee also discussed with our independent auditors, matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

    Our independent auditors also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors their independence from us. When considering Deloitte & Touche's independence, the committee considered whether their provision of services to us, beyond those rendered in connection with their audit and review of our consolidated financial statements, was compatible with maintaining their independence. The committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

    Based on the committee's review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to in the Audit and Compliance Committee Charter, the committee recommended to our board of directors that our audited consolidated financial statements for fiscal year ended January 25, 2001, be included in our annual report on form 10-K. The committee has also recommended the selection of our independent auditors, and based on the committee's recommendation, the board has selected Deloitte & Touche LLP as our independent auditors for fiscal year ended January 31, 2002, subject to stockholder ratification.

  •
  Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu International and their respective affiliates, for professional services rendered for the audit of our annual financial statements for the fiscal year ended January 25, 2001, and for the review of the financial statements included in our quarterly reports on form 10-Q for that fiscal year were $293,000.

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  Financial Information Systems Design and Implementation Fees. No fees were billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for fiscal year ended January 25, 2001.

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  All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services rendered other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for fiscal year ended January 25, 2001, were $1,951,000.

Mary S. Metz, Chairperson
Richard M. Brooks
William L. Chenevich
Harold R. Somerset
Donald L. Sorby
Frederick E. Trotter
Anthony G. Wagner

OUR EXECUTIVE OFFICERS

    The following persons are our executive officers.

Name	Age	Primary Executive Position with Registrant	Position Held Since(1)(2)
S.D. Roath	60	President	1991
		Chief Executive Officer(3)	2000
M.A. Bennett	50	Senior Vice President–Marketing	2000
B.M. Brandon	62	Senior Vice President and Regional Manager	1988
T.D. Burnside	52	Senior Vice President	1998
		Chief Operating Officer	2001
J.L. Famini	52	Senior Vice President and Regional Manager	2000
D.J. Fong	52	Senior Vice President–Pharmacy	1995
O.D. Jones	62	Senior Vice President–Properties,	1987
		General Counsel, and Secretary	1976
B.E. Kilcourse	49	Senior Vice President–Chief Information Officer	1997
R.E. Lovelady	54	Senior Vice President and Regional Manager	1997
S.F. McCann	48	Senior Vice President, Chief Financial Officer, and Treasurer(4)	2000
G.H. Saito	56	Senior Vice President–Hawaii District Manager(3)	1995
D.R. Wilson	59	Senior Vice President–Pharmacy and Business Development	1988
G.L. White	60	Vice President–Controller and Assistant Secretary	1988

(1)	Each officer is elected for a one–year term.
(2)	All of our executive officers, excluding S.F. McCann, have been employed by us for at least the past five years in executive capacities or in related areas of responsibility.
(3)	Also serves as one of our directors.
(4)	Prior to joining us in April 2000, from 1994 to 1999, Mr. McCann served as Senior Vice President– Finance at Service Merchandise Company, a jewelry and general merchandise retailer, which filed Chapter 11 on March 27, 1999.

EXECUTIVE COMPENSATION

    The table below sets forth the compensation earned by the following persons during fiscal years ended January 25, 2001, January 27, 2000, and January 28, 1999, for services rendered in all capacities to the Company:

  •
  individuals who served as our Chief Executive Officer during fiscal 2001; and

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  our four other most highly compensated executive officers.

Summary Compensation Table

Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation($)

Name and Principal Position	Annual Compensation				Restricted Stock Award(s)(1)($)	All Other Compensation (2)($)

S.D. Roath	2001	$207,757	$419,539	—	$56,625	$2,450
President and CEO	2000	180,000	407,457	—	205,781	2,588
	1999	160,000	363,924	—	81,400	2,843

R.M. Long (3)	2001	$175,457	$299,671	—	$52,850	$2,450
Chairman of the Board	2000	180,000	366,711	—	205,781	2,588
	1999	160,000	350,927	—	81,400	2,843

S.F. McCann (4)	2001	$149,857	$251,287	—	$0	$28,585(5)
Senior Vice President,	2000	—	—	—	—	—
CFO and Treasurer	1999	—	—	—	—	—

B.E. Kilcourse	2001	$121,991	$143,841	—	$124,325	$2,450
Senior Vice President–CIO	2000	100,000	135,819	—	265,898	2,588
	1999	79,968	119,575	—	61,050	2,843

O.D. Jones	2001	$116,419	$195,397	—	$47,565	$2,450
Senior Vice President–	2000	110,000	230,892	—	194,039	2,588
Properties and Secretary	1999	100,000	194,960	—	65,120	2,843

B.M. Brandon	2001	$106,419	$179,803	—	$39,368	$2,450
Senior Vice President and	2000	100,000	203,729	—	186,211	2,588
Regional Manager	1999	90,000	168,965	—	61,050	2,843

(1)	The number and value, based on the last reported sale price on the last day of our fiscal 2001, January 25, 2001, of the aggregate restricted stock held by the named executive officers were: S.D. Roath, 0 shares; R.M. Long, 0 shares; S.F. McCann, 0 shares; B.E. Kilcourse, 1,800 shares ($42,413); O.D. Jones, 0 shares; and B.M. Brandon, 0 shares. We retain dividends paid on restricted shares and, when the restricted shares vest, we pay the retained dividends thereon, plus interest earned by our investment of dividends, to the recipient.
(2)	Comprised entirely of our contributions to the Employee Profit Sharing Plan for the indicated year that were allocated to the named executive officer's account, excluding S.F. McCann.
(3)	R.M. Long was Chief Executive Officer until February 22, 2000.
(4)	S.F. McCann joined us as Chief Financial Officer on April 17, 2000, and did not participate in the Employee Profit Sharing Plan in fiscal 2001.
(5)	The amount in the "All Other Compensation" column for Mr. McCann is related to reimbursed relocation expenses.

STOCK OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 25, 2001
Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise Price ($/Share)	Expiration Date(1)	Potential realizable value at assumed annual rates of stock price appreciation for option term(2)
					5%	10%
S.D. Roath	30,000	5.23%	$20.00	November 8, 2010	$331,200	$814,800
R.M. Long	—	—	—	—	—	—
S.F. McCann	20,000	3.49%	$23.25	April 28, 2010	$155,800	$478,200
	4,000	0.70%	$20.00	November 8, 2010	$44,160	$108,640
B.E. Kilcourse	20,000	3.49%	$23.25	April 28, 2010	$155,800	$478,200
	4,000	0.70%	$20.00	November 8, 2010	$44,160	$108,640
O.D. Jones	3,800	0.66%	$20.00	November 8, 2010	$41,952	$103,208
B.M. Brandon	14,000	2.44%	$20.00	November 8, 2010	$154,560	$380,240
(1)	Options expire 10 years from the date of grant and may be exercised in installments of 30% after the third year from grant date, 60% after the fourth year from grant date, and 100% after the fifth anniversary of the grant date.
(2)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock.
AGGREGATED STOCK OPTION EXERCISES AND OPTION VALUES IN FISCAL YEAR ENDED JANUARY 25, 2001
				Unexercisable Shares		Unexercisable Dollars
	Number shares acquired on exercise		Exercisable		Exercisable
		Value realized	Number of securities underlying unexercised options		Value of unexercised in-the-money options(1)
Name
S.D. Roath	—	—	—	30,000	—	$106,800
R.M. Long	—	—	—	—	—	—
S.F. McCann	—	—	—	24,000	—	$20,440
B.E. Kilcourse	—	—	—	24,000	—	$20,440
O.D. Jones	—	—	—	3,800	—	$13,528
B.M. Brandon	—	—	—	14,000	—	$49,840
(1)	Based on closing price of $23.56 of our common stock on January 25, 2001, the last day of our fiscal 2001.

DIRECTORS' COMPENSATION

    Directors who are also employees receive no additional compensation for their services as directors. Each other member of the board is paid an annual retainer of $34,000, plus a fee of $1,000 for each board meeting attended. Each director who is not one of our employees receives $1,000 for each committee meeting attended; provided, however, if more than one meeting is scheduled for the same day, the fee paid for any individual additional meeting is one-half the amount of the meeting day. Each committee chairperson receives an additional annual fee of $5,000 for each such position held, and each committee member receives an additional annual fee of $1,000 for each committee upon which he or she serves.

    In addition to the above compensation, in May 2000, the board of directors made stock grants to each of the nine directors who are not one of our employees. The stock grants ranged from 200 to 300 shares per director. The closing price of the shares on the date of the grant was $21.25.

PERFORMANCE GRAPH

    The graph below indicates the cumulative total stockholder return, including reinvestment of dividends over the last five fiscal years. The stock price performance shown is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return Among
Longs Drug Stores, S&P 500 Index, and National Association of
Chain Drug Stores ("NACDS") Peer Group Index.

    *The NACDS Peer Group Index is comprised of the following companies: CVS; Drug Emporium, Inc.; Horizon Pharmacy; Longs Drug Stores; Phar-Mor, Inc.; Rite Aid Corporation; and Walgreen Company

TERMINATION AGREEMENTS

    We have entered into agreements with the officers identified in the table under the caption "Executive Compensation" on page 9, and with 376 of our other officers and key employees, which agreement provides for severance payments to these officers and employees. As to R.M. Long and S.D. Roath, provisions of the agreement go into effect in the event of their discharge or resignation from us on or within two years after a Change in Control, as defined in the agreement. As to S.F. McCann, O.D. Jones, B.E. Kilcourse, and B.M. Brandon, provisions of the agreement go into effect in the event of discharge by us on or within two years after a Change in Control or by resignation on or after, but not less than 180 days after, the date of a Change in Control; provided, however, that such resignation was preceded by a material and detrimental alteration in the executive's position, responsibilities, compensation, or benefits from those in effect immediately prior to the Change in Control, or by resignation at any time within the period commencing 180 days after the date of Change in Control and ending two years after the date of the Change in Control.

  •
  Change in Control means:

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  any change in the ownership or our effective control, or any change in the ownership of a substantial portion of our assets, all within the meaning of Section 280(G) of the Internal Revenue Code of 1986, as amended to date; or

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  any successor provision thereto, regulations, including temporary and proposed regulations, promulgated thereunder and judicial interpretations of Section 280(G) and the regulations.

    If a Change in Control had occurred on December 31, 2000, and all executives and other employees covered by the agreements had been discharged by us, Messrs. S.D. Roath, R.M. Long, S.F. McCann, B.E. Kilcourse, O.D. Jones, and B.M. Brandon would have been entitled to receive $1,553,016, $1,981,304, $1,200,000, $953,089, $1,017,325, and $1,007,252. All other officers and employees covered by the agreements would have been entitled to receive $103,102,341.

CERTAIN TRANSACTIONS

    In February 2000, we entered into an agreement with M.A. Bennett, one of our executive officers, in connection with his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to loan Mr. Bennett $100,000 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on February 24, 2000, provides for an interest rate of 6.56% and is to be forgiven ratably over its five-year term, so long as Mr. Bennett remains one of our employees.

    In April 2000, we entered into an agreement with S.F. McCann, one of our executive officers, in connection with employment by us and his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to hire Mr. McCann in the position of Senior Vice President, Chief Financial Officer, and Treasurer along with an annual salary of $210,000; participation in our VPIP Program; and a bonus factor, which provides assurance of his reaching bonus target between the time period of second quarter fiscal 2001 and first quarter fiscal 2002. We also provided a transition bonus of $120,000; vacation accrual at the rate of four weeks per year; and, within one month of his hire date, we offered Mr. McCann a non-qualified stock option of 20,000 shares. To assist in his relocation, we agreed to buy Mr. McCann's prior home; pay for reasonable moving expenses, including travel and lodging expenses for his family to take a trip to

California prior to their intended move; and we agreed to loan Mr. McCann $256,663 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on June 15, 2000, provides for an interest rate of 6.53%. So long as Mr. McCann remains one of our employees, we will forgive one-fifth of the loan, plus all accrued interest, at the end of each of the first five years of his employment with us; and, at each interval, we will make a stock grant in shares at the then-current value equaling the loan amount so forgiven, which is intended to help Mr. McCann offset any taxation resulting from the forgiveness of the loan.

    In August 2000, we entered into an agreement with J.L. Famini, one of our executive officers, in connection with his relocation to our headquarters in Walnut Creek, California. Pursuant to the agreement, we agreed to loan Mr. Famini $100,000 to assist him with the purchase of a home in the Walnut Creek, California area. The loan, which we made on August 21, 2000, provides for an interest rate of 6.33% and is to be forgiven ratably over its five-year term, so long as Mr. Famini remains one of our employees.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee consists of seven members of the board, none of whom is or has been one of our officers or employees, except W.G. Combs, who was Vice President–Administration, from 1976 to 1995. Each member meets the definition of "non-employee director" under Rule 16(b)-3 of the Securities Exchange Act of 1934, and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The committee has overall responsibility for our executive compensation policies and practices. The committee's functions include:

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  Determining the compensation of our Chief Executive Officer;

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  Determining all other executive officers' compensation, including salary and payments under our bonus program, in each case based in part upon the recommendation of our Chief Executive Officer; and

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  Granting awards under our long-term incentive plan.

    In compensating executives, including our Chief Executive Officer, our policy has been to employ a straightforward compensation program under which a significant portion of compensation is tied to our performance. The committee believes this approach provides an appropriate incentive to senior management to continually strive to increase long-term profitability. The committee recognizes that management compensation is a key ingredient in attracting and retaining capable leadership and that the compensation program must afford members of senior management the opportunity to earn acceptable levels of compensation.

    The major components of executive compensation consist of:

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  base salary;

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  bonus; and

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  awards under our long-term incentive plan.

    Base annual salaries for executive officers are set at levels that the committee believes, based on its study of comparative industry data, are relatively low for the senior management of large, publicly traded retail businesses because of the committee's preference to focus on incentive-based compensation as the primary component of total compensation. The companies surveyed for this comparison have included virtually all of the peer group companies included in the chart appearing under "Performance Graph" on page 11, and certain additional grocery and general merchandise retailers, although the precise group of companies surveyed may vary slightly from year to year.

Base annual salaries for executive officers in fiscal year ended January 25, 2001, ranged from $90,260 to $207,757.

    The more significant component of cash compensation is our bonus program. Under this program the committee establishes an applicable percentage of our operating income before provisions ("OIBP") for each executive officer at the beginning of each year. OIBP, essentially, is earnings before taxes, profit sharing contributions, senior officer bonuses, and any required LIFO adjustment. We designed the bonus program to produce cash compensation that the committee believes is fair and competitive for senior management in comparable publicly traded retail businesses if we achieve target levels of OIBP. However, the committee has not established limits on the percentage of cash compensation that these bonuses may provide for performance above these target levels. The applicable percentage for each executive officer is determined by the committee after review of management's recommendations based on the potential of each such executive officer to contribute to our success in achieving and exceeding target operating plan results. We pay a quarterly cash bonus to each executive officer in the amount of his applicable percentage of OIBP for that quarter. Bonuses for executive officers in fiscal 2001 ranged from $101,888 to $419,539. These bonuses accounted for approximately, on average, 61% of total cash compensation for all executive officers.

    The third component of executive compensation is the periodic granting of equity based awards under our 1995 Long-Term Incentive Plan. Awards under this plan can include restricted stock, stock options, performance shares, and stock appreciation rights, which can be made to key employees, including executive officers, key general office employees, and the top three managers in most stores. We intend for this plan to provide compensation that will be an incentive to key employees to enhance our profitable growth and the value of its common stock. The committee has based the difference in size of awards under the plan primarily on the general level of responsibility of the recipient. The committee may also consider subjective factors on a case by case basis, as it believes to be in our best interests. Awards made under the plan have been a relatively small component of executive officer compensation. Since the adoption of the 1995 plan through the end of fiscal 2001, awards, in the aggregate, ranging from 0 to 14,100 shares of restricted stock have been made to each executive officer, including the Chief Executive Officer. Approximately 416,000 additional shares of restricted stock have been granted to a total of 700 other recipients under the plan. In fiscal 2001, the committee determined that stock options rather than awards of restricted stock would be a more effective incentive to management to increase stockholder value. The committee approved awards of 182,100 stock options vesting over a five-year period to 12 of our executive officers.

    The compensation for our Chief Executive Officer in fiscal 2001 was established in accordance with the foregoing procedures. Base salary for fiscal 2001 was 33% of Mr. Roath's aggregate salary and bonus. Mr. Roath was granted 30,000 stock options in fiscal 2001, 16.47% of the total granted to executive officers.

H.R. Somerset, Chairperson
R.M. Brooks
W.L. Chenevich
W.G. Combs
D.L. Sorby
F.E. Trotter
A.G. Wagner

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

    The Compensation Committee consists of seven members. The members of the committee are R.M. Brooks, W.L. Chenevich, W.G. Combs, H.R. Somerset, D.L. Sorby, F.E. Trotter, and A.G. Wagner. None of the members of the committee is or has been one of our officers or employees, except Mr. Combs, who was our Vice President–Administration from 1976 to 1995.

FINANCIAL STATEMENTS

    We are mailing our annual report and our form 10-K, which includes financial statements for fiscal year ended January 25, 2001, to all stockholders concurrently with the mailing of this proxy statement. A copy of our form 10-K for such fiscal year may be obtained without charge by writing to Longs Drug Stores Corporation, Attention: Corporate Treasurer, 141 North Civic Drive, Walnut Creek, California 94596.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own ten percent or more of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent or greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of such forms received by us, we believe that for fiscal year ended January 25, 2001, all filing requirements applicable to our officers, directors, and ten percent or greater than ten percent beneficial owners were complied with.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

    We engaged the firm of Deloitte & Touche LLP as our independent auditors for fiscal year ended January 25, 2001. The board of directors, on recommendation of its Audit and Compliance Committee, has retained the firm for the current fiscal year, subject to stockholder ratification. We expect representatives of Deloitte & Touche LLP to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The Board of Directors recommends a vote for ratification of the approval of Deloitte &
Touche LLP as our independent auditors for fiscal year end January 31, 2002.

STOCKHOLDER'S PROPOSALS FOR 2002 ANNUAL MEETING

    Under the rules of the SEC, in order for a stockholder's proposal to be considered for inclusion in our proxy statement for the 2002 annual meeting of stockholders, such proposal must be received at our executive offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596, Attention: Corporate Secretary, no later than the close of business on December 14, 2001. In addition, our bylaws provide for the timing and content of notice which stockholders must provide to our corporate secretary for the nomination of directors or other proposals to be properly presented at a stockholders meeting. Pursuant to these provisions, notice of any such nomination or proposal must be received by us not less than 30 nor more than 60 days prior to the date of the meeting; however, if stockholders are notified of the meeting date less than 40 days prior to the date of the meeting, then the notice of any such nomination or proposal must be given to us within 10 days of the date that stockholders are so notified.

OTHER MATTERS

    As of the date of this proxy statement, our board of directors knows of no business other than that described above to be presented for action at the annual meeting, but it is intended that all proxies will be exercised upon any other matters and proposals that may properly come before the meeting or any adjournment or postponement of the meeting, in accordance with the direction of the persons named therein.

LONGS DRUG STORES CORPORATION
(a Maryland Corporation)

AUDIT AND COMPLIANCE COMMITTEE CHARTER

    Authority

    Primary responsibility for the Company's financial reporting, corporate governance and internal operating controls is vested in senior operating management as overseen by the Board of Directors ("Board"). The Audit and Compliance Committee ("Committee"), composed of three or more independent Directors, at least one of whom has accounting or related financial management expertise, is a standing committee of the Board. The Committee is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls, and the independence of its independent auditors to assist the Board in fulfilling its statutory and fiduciary responsibilities. It is expected that all members of the Committee are financially literate and able to ask probing questions about the Company's financial risks and accounting practices. The Committee, therefore, holds an important oversight and reporting role regarding the processes that maintain the quality and integrity of the Company's financial information and controls, as well as the legal and ethical conduct of Company management and employees.

    In discharging its oversight role, the Committee has unrestricted access to Company personnel and documents and the power to retain, at company expense, outside legal counsel or other experts when deemed necessary.

    The Committee meets on a regular basis and may call special meetings as required. The Committee reports to the Board on its findings and activities in areas of responsibility when appropriate, but not less often than annually.

Financial Reporting

    The responsibility of the Committee in the area of financial reporting is to provide reasonable assurance that processes are established and maintained to ensure that financial disclosures made by management reasonably portray the Company's financial condition, results of operations, and long-term commitments. To accomplish this, the Committee:

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  Oversees the external audit coverage, including:

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  Annual nomination of the Independent Auditor who is ultimately responsible to the Board.

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  Review of the annual audit engagement letter and estimated fees.

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  Coordination with the Internal Auditor.

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  Monitoring of audit results, including review of the Independent Auditor's performance.

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  Discussion with the Independent Auditor as to the adequacy and completeness of their written affirmation that they are in fact independent.

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  Review of all non-audit services provided by the Independent Auditor.

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  Reviews all annual and quarterly financial statements, Independent Auditor's opinions and management letters. Specifically, the Committee or at least its Chairman, together with a representative of financial management, meets with the Independent Auditor, in person or by telephone, prior to any public release of financial results or the filing of forms 10-Q and 10-K. The purpose of such meetings is to discuss all pertinent matters contained in the release and/or filing.

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  Discusses with the Independent Auditor their judgement as to the quality of the Company's accounting principles, including such issues as financial disclosures and the degree of aggressiveness or conservatism used. It is noted that the Independent Auditor is required to communicate certain matters resulting from timely reviews of quarterly financial information including significant adjustments, management judgements, and accounting estimates, significant new accounting policies and any disagreements with management.

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  Discusses with management and the Independent Auditor any major proposed changes in the Company's accounting policies and protocol.

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  Arranges for periodic reports from management and the Independent Auditor which assess the impact on the Company of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board, the SEC or the NYSE.

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  Determines from management and the Independent Auditor if there were any significant reporting or operational issues affecting the financial statements that were discussed during the accounting period and, if so, how they were resolved.

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  Reviews with management, management's discussion and analysis section of the annual report, prior to sending the final draft of the report to the printer.

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  Obtains from management a notification of issues and responses whenever a second opinion is sought from an Independent Auditor.

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  Reviews the letter of management representations given to the Independent Auditor and inquires whether any difficulties were encountered in obtaining the letter.

Corporate Governance

    The responsibility of the Committee in the area of corporate governance is to obtain reasonable assurance that management of the Company believes it is in compliance with applicable laws and regulations, is conducting its affairs ethically, and is maintaining effective control against employee conflict of interest and fraud.

To accomplish this, the Committee:

  •
  Establishes and maintains an internal audit function which reports directly to the Committee.

  •
  Reviews and assesses the adequacy of communication between the Independent Auditor, the Internal Auditor, management, and the Board.

  •
  Reviews with the Internal Auditor and management significant cases of employee misappropriation of funds and conflict of interest.

  •
  Requires the Internal Auditor to report, at least annually, on the scope of reviews of corporate governance and any significant findings.

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  Reviews with the Internal Auditor their inspection of senior officers' expenses and perquisites, including use of corporate assets.

  •
  Reviews the internal audit charter that explains the functional and organizational framework for providing services to management and to the Committee, including the purpose, responsibility, authority, and reporting relationships of the internal audit function. Specifically, the Internal Auditor should focus on areas of greatest potential risk to the Company.

  •
  Reviews with the Company's General Counsel and, as appropriate, outside counsel significant current and pending litigation or regulatory proceedings bearing on corporate governance in which the Company is a party.

  •
  Discusses with the Internal Auditor and the Independent Auditor the Company's electronic data processing procedures and controls and inquires about specific security programs to protect against computer fraud or misuse of sensitive information both within and outside the Company.

Internal Control

    The responsibility of the Committee regarding Internal Control is to satisfy itself that the Company has established internal control systems, policies and procedures that are adequate and are being followed by the Company's management and employees.

To accomplish this, the Committee:

  •
  Meets privately with the Independent Auditor to discuss pertinent matters, including quality of management, financials, accounting and internal audit personnel, and to determine if any restrictions have been placed by management on the scope of their examination or if there are other matters that should be discussed with the Committee.

  •
  Reviews with management, the Internal Auditor and Independent Auditor significant findings of the year including the status of previous audit recommendations.

  •
  Reviews and approves the Internal Audit annual work plan.

  •
  Meets with the Internal Auditor and with management to discuss internal audit reports and other pertinent matters and also meets privately with the Internal Auditor.

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  Authorizes and reviews special investigations into significant matters within the scope of the Committee's duties.

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  Requests information on the results of the most recent peer review of independent auditors and the nature of any needed corrective measures.

  •
  Maintains contact with the Company's General Counsel to discuss legal matters that may have a significant impact on the Company or its financial statements.

  •
  Reviews this charter annually and proposes to the Board any recommended changes.

Effective Date and Approval

    This Charter was approved by Resolution dated May 16, 2000, at a meeting of the Board of Directors of Longs Drug Stores Corporation on May 16, 2000. The effective date of this Charter is May 16, 2000. The Charter was revised by the Committee on March 21, 2001, and the amended Charter was approved by Resolution at a meeting of the Board of Directors of Longs Drug Stores Corporation on March 27, 2001.

PROXY CARD	PROXY CARD

LONGS DRUG STORES CORPORATION
141 North Civic Drive, Walnut Creek, California

ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints R.M. LONG, S.D. ROATH, O.D. JONES, and each of them proxies for the undersigned, with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation, at the annual meeting of its stockholders to be held on Tuesday, May 15, 2001, at 11:00 a.m., and at any adjournment or postponement thereof. In the absence of instructions from me my proxies will vote for all nominees in Proposal 1 and will vote for Proposal 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting.

    This card also provides voting instructions to the trustee of the Longs Drug Stores California, Inc.'s Employee Profit Sharing Plan. The trustee will vote, as indicated on the reverse side of this card, the shares of common stock credited to my account under the plan.

/*\ FOLD AND DETACH HERE /*\

ADMISSION TICKET TO LONGS ANNUAL MEETING OF STOCKHOLDERS

This is your Admission Ticket to Longs annual meeting of stockholders to be held Tuesday, May 15, 2001 at 11:00 a.m., Pacific Daylight Time,
at the Regional Center for the Arts in the Margaret Lesher Theater,
located at 1601 Civic Drive, Walnut Creek, California 94596.

This Proxy when properly executed will be voted by the Proxies in the manner designated below. If this Proxy is returned signed but without a clear voting designation, the Proxies will be voted FOR Proposals 1 and 2.	Please mark your votes like this	/x/
The Board of Directors recommends a vote FOR Proposal 1.			The Board of Directors recommends a vote FOR Proposal 2.
Proposal 1. ELECTION OF DIRECTORS Nominees: 01 R.M. Long 02 R.A. Plomgren 03 H.R. Somerset 04 F.E. Trotter			Proposal 2. RATIFICATION OF DELOITTE & TOUCHE LLP, OUR INDEPENDENT AUDITORS FOR FISCAL YEAR ENDED JANUARY 31, 2002.
FOR ALL / /	WITHHELD FOR / /	WITHHELD FOR ALL / /	FOR / /	AGAINST / /	ABSTAIN / /
				If you plan to attend the annual meeting, please mark the WILL ATTEND box		WILL ATTEND / /
WITHHELD FOR: (Write nominee's name in space provided below)
			"By checking the box to the right, I consent to future access of the annual reports, proxy statements, prospectuses, and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me from any future stockholders meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting our transfer agent, Mellon Investor Services, LLC, Ridgefield Park, NJ. Also, I understand the costs normally associated with electronic access, such as usage and the telephone charges, will be my responsibility."			/ /

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

/*\ FOLD AND DETACH HERE /*\

VOTE BY TELEPHONE OR INTERNET

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or

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NOTE:  If you vote by telephone or Internet, THERE IS NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

QuickLinks

PROPOSAL NO. 1: ELECTION OF DIRECTORS
AUDIT AND COMPLIANCE COMMITTEE CHARTER